Exhibit 99.1

RELEASE 8:00 AM – April 25, 2012

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $73.0 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE

Paramus, New Jersey, April 25, 2012 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $73.0 million for the quarter ended March 31, 2012 as compared to a net loss of $555.7 million for the quarter ended March 31, 2011. Diluted earnings per share amounted to $0.15 for the first quarter of 2012 as compared to a net loss per share of $1.13 for the first quarter of 2011. The net loss for the first quarter of 2011 was the result of a restructuring of the Company’s balance sheet. Operating earnings and diluted operating earnings per share (non-GAAP measures) amounted to $93.7 million and $0.19 per share, respectively, for the first quarter of 2011. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with U.S. generally accepted accounting principles.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.08 per share payable on May 25, 2012 to shareholders of record on May 10, 2012.

Financial highlights for the first quarter of 2012 are as follows:

•

Our net interest rate spread and net interest margin were 1.95% and 2.15%, respectively, for the first quarter of 2012 as compared to 1.51% and 1.73%, respectively for the linked fourth quarter of 2011 and 1.50% and 1.72%, respectively, for the first quarter of 2011.

•

The provision for loan losses amounted to $25.0 million for the first quarter of 2012, unchanged from the linked fourth quarter of 2011 and down from $40 million for the first quarter of 2011. Charge-offs amounted to $18.1 million for the first quarter of 2012 and $20.0 million for the linked fourth quarter of 2011.

•	Total assets decreased 2.7% to $44.14 billion at March 31, 2012 from $45.36 billion at December 31, 2011.

•	Borrowings decreased $900 million to $14.18 billion at March 31, 2012 from $15.08 billion at December 31, 2011.

•	The Bank’s Tier 1 leverage capital increased to 9.17% at March 31, 2012 as compared to 8.83% at December 31, 2011.

Denis J. Salamone, the Company’s Acting Chairman and Chief Executive Officer commented, “During 2011, in the face of an unfavorable economic environment, we restructured our balance sheet to prepare for future opportunities and, as a result, incurred a significant net loss for the year. We reduced higher cost borrowings and lower-yielding investments. As a result of the restructuring actions, our net interest margin for the first quarter of 2012 increased to 2.15%. Economic conditions and the operating environment for a mortgage portfolio lender such as Hudson City, however, have not improved much from 2011 and borrowers are continuing to refinance their mortgages with much of this loan production going to the U.S. government-sponsored enterprises (the “GSEs”). Consequently, we anticipate continuing margin compression in 2012 as interest rates are expected to remain low.”

Mr. Salamone continued, “Because we currently retain all of our loan production for portfolio, we believe it is prudent to limit mortgage production, as well as asset growth, at these low rates. Our short-term business approach is to strengthen our balance sheet and increase our regulatory capital ratios so that we will have more flexibility to deploy capital when growth becomes more prudent and profitable.”

Mr. Salamone further commented, “We recognize that growth in revenue and higher margins are paramount to our long-term success. As such, our focus in 2012 is on developing new lending distribution channels and exploring ways to diversify our balance sheet and sources of revenue. We believe that our attractive market presence, brand recognition and commitment to service will allow us to complement our fundamental business as a residential mortgage lender by more fully developing and introducing other banking products and services.”

Mr. Salamone concluded, “As you may know, the Board of Directors granted Ronald E. Hermance, Jr. a temporary medical leave of absence in February. Mr. Hermance is recovering from his planned treatment and we wish our friend and colleague a speedy recovery.”

Statement of Financial Condition Summary

Total assets decreased $1.22 billion, or 2.7%, to $44.14 billion at March 31, 2012 from $45.36 billion at December 31, 2011. The decrease in total assets reflected a $603.3 million decrease in net loans, a $392.4 million decrease in total mortgage-backed securities and a $188.8 million decrease in investment securities.

Net loans amounted to $28.53 billion at March 31, 2012 as compared to $29.14 billion at December 31, 2011. During the first quarter of 2012, our loan production amounted to $1.08 billion as compared to $1.55 billion for the first quarter of 2011. Loan production was offset by principal repayments of $1.64 billion, as compared to $2.08 billion for the first quarter of 2011. Loan originations have continued to decline during the first three months of 2012, reflecting in part reduced demand for mortgage loans as a result of the conditions in the housing market. The decline in loan originations also reflects our low appetite for adding relatively lower yielding loans in the current low market interest rate environment.

Total mortgage-backed securities decreased $392.4 million to $12.89 billion at March 31, 2012 from $13.29 billion at December 31, 2011. The decrease in mortgage-backed securities reflected repayments of $837.4 million, partially offset by purchases of $444.6 million of mortgage-backed securities issued by GSEs.

Total liabilities decreased $1.28 billion, or 3.1%, to $39.52 billion at March 31, 2012 from $40.80 billion at December 31, 2011. The decrease in total liabilities primarily reflected a $900.0 million decrease in borrowed funds and a decrease in total deposits of $386.2 million. Borrowings amounted to $14.18 billion at March 31, 2012 as compared to $15.08 billion at December 31, 2011.

Total shareholders’ equity increased $57.1 million to $4.62 billion at March 31, 2012 from $4.56 billion at December 31, 2011. The increase was primarily due to net income of $73.0 million for the quarter ended March 31, 2012 and an increase in accumulated other comprehensive income of $15.4 million. The increase was partially offset by cash dividends paid to common shareholders of $39.7 million. At March 31, 2012, our shareholders’ equity to asset ratio was 10.46% and our tangible book value per share was $8.99.

The accumulated other comprehensive income of $55.1 million at March 31, 2012 included a $104.0 million after-tax net unrealized gain on securities available for sale ($175.6 million pre-tax), partially offset by a $48.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The accumulated other comprehensive income of $39.7 million at December 31, 2011 included an $89.3 million after-tax net unrealized gain on securities available for sale ($150.9 million pre-tax), partially offset by a $49.6 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economy has been expanding moderately and conditions in the labor market continue to improve but unemployment remains at elevated levels. Household spending and business fixed investment continue to expand while the housing sector remains depressed. The national unemployment rate decreased to 8.2% in March 2012 from 8.5% in December 2011 and 8.9% in March 2011. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the first quarter of 2012. In addition, the FOMC has continued to purchase up to $400 billion of Treasury securities with maturities of 6 to 30 years funded by the sale of an equal amount of Treasury securities with remaining maturities of 3 years or less in a program commonly referred to as “Operation Twist”. This shift in security holdings is intended to put downward pressure on longer-term interest rates. As a result, market interest rates have remained at low levels, and consequently, the yields on our mortgage-related assets have decreased during the first quarter of 2012.

Net interest income decreased $22.3 million, or 8.7%, to $234.1 million for the first quarter of 2012 as compared to $256.4 million for the first quarter of 2011. Our net interest rate spread increased to 1.95% for the first quarter of 2012 as compared to 1.51% for the linked fourth quarter of 2011 and 1.50% for the first quarter of 2011. Our net interest margin increased to 2.15% for the first quarter of 2012 as compared to 1.73% for the linked fourth quarter of 2011 and 1.72% for the first quarter of 2011. The increase in our interest rate spread and net interest margin during the first quarter of 2012 is primarily due to the effects of the extinguishment of $4.3 billion of borrowings during the fourth quarter of 2011 as well as a restructuring of the Company’s balance sheet in the first quarter of 2011. Notwithstanding the increase in interest rate spread and net interest margin, net interest income decreased reflecting the overall decrease in interest-earning assets and interest-bearing liabilities.

The restructuring of the Company’s balance sheet in the first quarter of 2011 resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of borrowings was funded by the sale of $8.66 billion of securities and new short-term borrowings of $5.0 billion. The balance sheet restructuring (the “Restructuring Transaction”) reduced after-tax earnings by $649.3 million. In addition to the Restructuring Transaction, we extinguished $4.3 billion of structured borrowings during the fourth quarter of 2011 using cash proceeds from the calls of investment securities and repayments on mortgage-related assets (the Restructuring Transaction and the extinguishment of debt in the fourth quarter of 2011 are collectively referred to as the “Transactions”).

Total interest and dividend income for the first quarter of 2012 decreased $168.7 million, or 27.3%, to $448.8 million from $617.5 million for the first quarter of 2011. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $14.93 billion, or 25.6%, to $43.37 billion for the first quarter of 2012 as compared to $58.30 billion for the first quarter of 2011. The decrease in total interest and dividend income was also due to a decrease of

10 basis points in the annualized weighted-average yield on total interest-earning assets to 4.14% for the first quarter of 2012 from 4.24% for the first quarter in 2011. The decrease in the average balance of total interest-earning assets was due primarily to the effects of the Transactions.

Interest on first mortgage loans decreased $40.3 million to $342.7 million for the first quarter of 2012 as compared to $383.0 million for the first quarter of 2011. This was primarily due to a 30 basis point decrease in the weighted-average yield to 4.80% for the 2012 first quarter from 5.10% for the 2011 first quarter. The decrease in interest income on mortgage loans was also due to a $1.51 billion decrease in the average balance of first mortgage loans to $28.54 billion. The decrease in the average yield earned was due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the average balance of our first mortgage loans to decline during the first quarter of 2012. During the first quarter of 2012, existing mortgage customers refinanced or recast $775.9 million in mortgage loans with a weighted average rate of 4.89% to a new weighted average rate of 3.88%.

Interest on mortgage-backed securities decreased $92.7 million to $90.6 million for the first quarter of 2012 as compared to $183.3 million for the first quarter of 2011. This decrease was due primarily to an $8.78 billion decrease in the average balance of mortgage-backed securities to $12.74 billion during the first quarter of 2012 as compared to $21.52 billion for the first quarter of 2011. The decrease was also due to a 57 basis point decrease in the weighted-average yield to 2.84% for the first quarter of 2012 from 3.41% for the first quarter of 2011. The decrease in the average balance of mortgage-backed securities was due to the sale of $8.66 billion of mortgage-backed securities as part of the Restructuring Transaction. The decrease in the weighted-average yield is a result of purchases of securities in the continued low market interest rate environment.

Interest on investment securities decreased $30.6 million to $3.0 million for the first quarter of 2012 as compared to $33.6 million for the first quarter of 2011. This decrease was due primarily to a $3.60 billion decrease in the average balance of investment securities to $402.3 million for the first quarter of 2012 from $4.00 billion for the first quarter of 2011. In addition, the average yield of investment securities decreased 39 basis points to 2.97% for the first quarter of 2012 as compared to 3.36% for the first quarter of 2011. The decrease in the average balance is due primarily to calls of $3.40 billion of investment securities during 2011.

Dividends on Federal Home Loan Bank of New York (“FHLB”) stock decreased $4.3 million, or 33.6%, to $8.5 million for the first quarter of 2012 from $12.8 million for the first quarter of 2011. This decrease was due primarily to a $373.4 million decrease in the average balance to $495.2 million for the first quarter of 2012 from $868.6 million for the first quarter of 2011. The effect of the decrease was partially offset by a 97 basis point increase in the average dividend yield earned to 6.86% for the first quarter of 2012 as compared to 5.89% for the first quarter of 2011. The decrease in the average balance of FHLB stock was primarily due to mandatory redemptions of stock due to a decrease in the amount of borrowings outstanding with the FHLB.

Interest on Federal funds sold amounted to $568,000 for the first quarter of 2012 as compared to $711,000 for the first quarter of 2011. The average balance of Federal funds sold amounted to $904.3 million for the first quarter of 2012 as compared to $1.54 billion for the first quarter of 2011. The yield earned on Federal funds sold was 0.25% for the 2012 first quarter and 0.19% for the 2011 first quarter. The decrease in the average balance of Federal funds sold is primarily due to the use of Federal funds to fund the debt extinguishments in the Transactions.

Total interest expense for the quarter ended March 31, 2012 decreased $146.4 million, or 40.5%, to $214.7 million from $361.1 million for the quarter ended March 31, 2011. This decrease was primarily due to a $14.01 billion, or 26.2%, decrease in the average balance of total interest-bearing liabilities to $39.43 billion for the quarter ended March 31, 2012 compared with $53.44 billion for the first quarter of 2011. The decrease was also due to a 55 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.19% for the quarter ended March 31, 2012 compared with 2.74% for the quarter ended March 31, 2011. The decrease in the average balance of total interest-bearing liabilities was due primarily to the effects of the Transactions.

Interest expense on deposits decreased $16.4 million, or 19.5%, to $67.9 million for the first quarter of 2012 from $84.3 million for the first quarter of 2011. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 27 basis points to 1.11% for the first quarter of 2012 as compared to 1.38% for the first quarter of 2011. The decrease is also due to a $27.2 million decrease in the average balance of interest-bearing deposits to $24.70 billion during the first quarter of 2012 as compared to $24.73 billion for the first quarter of 2011.

The decrease in the average cost of deposits for the first three months of 2012 reflected lower market interest rates and our decision to lower deposit rates to slow deposit growth. At March 31, 2012, time deposits scheduled to mature within one year totaled $8.36 billion with an average cost of 1.13%. These time deposits are scheduled to mature as follows: $3.05 billion with an average cost of 0.87% in the second quarter of 2012, $2.29 billion with an average cost of 1.08% in the third quarter of 2012, $1.65 billion with an average cost of 1.52% in the fourth quarter of 2012 and $1.37 billion with an average cost of 1.30% in the first quarter of 2013. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $130.0 million to $146.8 million for the first quarter of 2012 from $276.8 million for the first quarter of 2011. This decrease was primarily due to a $13.99 billion decrease in the average balance of borrowed funds to $14.72 billion for the first quarter of 2012 as compared to $28.71 billion for the first quarter of 2011. This decrease was partially offset by a 10 basis point increase in the weighted-average cost of borrowed funds to 4.01% for the first quarter of 2012 as compared to 3.91% for the first quarter of 2011. The decrease in the average balance was primarily due to the effects of the Transactions. The increase in the weighted-average cost of borrowed funds was due to the maturity of short-term borrowings that were used to fund a portion of the debt extinguishments in the Restructuring Transaction.

Borrowings amounted to $14.18 billion at March 31, 2012 with an average cost of 4.06%. Borrowings scheduled to mature over the next 12 months are as follows: $750.0 million with an average cost of 0.74% in the second quarter of 2012, $750.0 million with an average cost of 0.85% in the third quarter of 2012, $500.0 million with an average cost of 0.98% in the fourth quarter of 2012 and no scheduled maturities for the first quarter of 2013.

The provision for loan losses amounted to $25.0 million for the quarter ended March 31, 2012 as compared to $40.0 million for the quarter ended March 31, 2011. For the linked fourth quarter of 2011, the provision for loan losses amounted to $25.0 million. The decrease in our provision for loan losses during the first quarter of 2012 as compared to the same period in 2011 was due primarily to the stabilization in early-stage delinquencies, represented by loans that are 30 to 89 days delinquent, the decrease in net charge-offs and a decrease in the size of the loan portfolio. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.06 billion at March 31, 2012 compared with $1.02 billion at December 31, 2011. The ratio of non-performing loans to total loans was 3.71% at March 31, 2012 compared with 3.48% at December 31, 2011. The highly publicized foreclosure issues that have recently affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. As a result, our foreclosure process and the time to complete a foreclosure have been delayed. We are now experiencing a time frame to repayment or foreclosure ranging from 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $385.4 million at March 31, 2012 as compared to $427.2 million at December 31, 2011. Loans delinquent 60 to 89 days amounted to $182.0 million at March 31, 2012 as compared to $187.4 million at December 31, 2011. The allowance for loans losses amounted to $280.7 million at March 31, 2012 as compared to $273.8 million at December 31, 2011. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.98% and 26.37%, respectively at March 31, 2012, as compared to 0.93% and 26.77%, respectively at December 31, 2011.

Net charge-offs amounted to $18.1 million for the quarter ended March 31, 2012 as compared to net charge-offs of $21.3 million for the first quarter in 2011 and $20.0 million for the linked fourth quarter of 2011. The ratio of net charge-offs to average loans was 0.25% for the first quarter of 2012 as compared to 0.28% for the first quarter of 2011 and 0.27% for the linked fourth quarter of 2011.

Total non-interest income was $2.8 million for the first quarter 2012 as compared to $105.2 million for the same quarter in 2011. Included in non-interest income for the first quarter 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $9.04 billion of securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to pay off borrowings in the Restructuring Transaction. There were no securities sales for the three month period ended March 31, 2012.

Total non-interest expense amounted to $91.6 million for the first quarter of 2012 as compared to $1.24 billion for the first quarter of 2011. Included in total non-interest expense for the 2011 first quarter was a $1.17 billion loss on the extinguishment of debt related to the Restructuring Transaction.

Compensation and employee benefit costs increased $1.2 million, or 3.9%, to $32.1 million for the first quarter of 2012 as compared to $30.9 million for the first quarter of 2011. The increase in compensation costs is primarily due to increases of $704,000 in compensation costs, $654,000 in pension expense and $409,000 in health plan expense. The increase in compensation costs was due primarily to additional full time equivalent employees as well as normal salary increases. The increase in pension expense is due primarily to the discount rate and other actuarial assumptions used in determining pension expense. These increases were partially offset by a $593,000 decrease in expense related to our stock benefit plans due primarily to a decrease in the price of our stock. At March 31, 2012, we had 1,604 full-time equivalent employees as compared to 1,586 at December 31, 2011 and 1,569 at March 31, 2011.

Federal deposit insurance expense increased $19.7 million, or 120.5%, to $36.0 million for the first quarter of 2012 as compared to $16.3 million for the first quarter of 2011. This increase was due primarily to the new insurance assessment methodology adopted by the Federal Deposit Insurance Corporation that became effective on April 1, 2011 and which redefined the assessment base as average consolidated total assets minus average tangible equity. Previously, deposit insurance assessments were based on the amount of deposits.

Included in other expense for the first quarter of 2012 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $1.1 million as compared to $776,000 for the first quarter of 2011 and professional fees of $5.7 million as compared to $4.6 million for those same respective periods.

Our efficiency ratio was 38.7% for the 2012 first quarter as compared to 26.0% for the 2011 first quarter. The efficiency ratio is calculated by dividing non-interest expense, excluding the loss on the extinguishment of debt, by the sum of net interest income and non-interest income, excluding net securities gains from the Restructuring Transaction. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2012 was 0.82% as compared to 8.44% for the first quarter of 2011. Excluding the loss on the extinguishment of debt, our annualized ratio of operating non-interest expense to average total assets was 0.46% for the first quarter of 2011. Please see the attached Reconciliation of GAAP and Operating Earnings for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles and a calculation of the efficiency ratio.

Income tax expense amounted to $47.3 million for the first quarter of 2012 compared with an income tax benefit of $363.3 million for the same quarter in 2011. Our effective tax rate for the first quarter of 2012 was 39.33% compared with 39.53% for the first quarter of 2011.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., the characterization of the future effects of the Transactions on balance sheet strength, capital ratios, net interest margin and earnings prospects, and Hudson City Bancorp, Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	March 31, 2012	December 31, 2011
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$140,592	$194,029
Federal funds sold and other overnight deposits	690,096	560,051

Total cash and cash equivalents	830,688	754,080
Securities available for sale:
Mortgage-backed securities	9,039,762	9,170,390
Investment securities	318,608	7,368
Securities held to maturity:
Mortgage-backed securities	3,853,733	4,115,523
Investment securities	39,011	539,011

Total securities	13,251,114	13,832,292
Loans	28,731,298	29,327,345
Net deferred loan costs	83,495	83,805
Allowance for loan losses	(280,713)	(273,791)

Net loans	28,534,080	29,137,359
Federal Home Loan Bank of New York stock	470,064	510,564
Foreclosed real estate, net	34,770	40,619
Accrued interest receivable	113,509	129,088
Banking premises and equipment, net	71,348	70,610
Goodwill	152,109	152,109
Other assets	680,902	729,164

Total Assets	$44,138,584	$45,355,885

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,497,169	$24,903,311
Noninterest-bearing	624,372	604,449

Total deposits	25,121,541	25,507,760
Repurchase agreements	6,950,000	6,950,000
Federal Home Loan Bank of New York advances	7,225,000	8,125,000

Total borrowed funds	14,175,000	15,075,000
Accrued expenses and other liabilities	224,534	212,685

Total liabilities	39,521,075	40,795,445

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,132,975 and 527,571,496 shares outstanding at March 31, 2012 and December 31, 2011	7,415	7,415
Additional paid-in capital	4,724,671	4,720,890
Retained earnings	1,741,571	1,709,821
Treasury stock, at cost; 213,333,580 and 213,895,059 shares at March 31, 2012 and December 31, 2011	(1,714,526)	(1,719,114)
Unallocated common stock held by the employee stock ownership plan	(196,721)	(198,223)
Accumulated other comprehensive income, net of tax	55,099	39,651

Total shareholders’ equity	4,617,509	4,560,440

Total Liabilities and Shareholders’ Equity	$44,138,584	$45,355,885

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended March 31,
	2012	2011
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$342,725	$382,953
Consumer and other loans	3,383	4,148
Mortgage-backed securities held to maturity	37,809	61,216
Mortgage-backed securities available for sale	52,831	122,092
Investment securities held to maturity	1,733	32,827
Investment securities available for sale	1,253	775
Dividends on Federal Home Loan Bank of New York stock	8,489	12,801
Federal funds sold	568	711

Total interest and dividend income	448,791	617,523

Interest Expense:
Deposits	67,876	84,318
Borrowed funds	146,797	276,804

Total interest expense	214,673	361,122

Net interest income	234,118	256,401
Provision for Loan Losses	25,000	40,000

Net interest income after provision for loan losses	209,118	216,401

Non-Interest Income:
Service charges and other income	2,787	2,739
Gain on securities transactions, net	—	102,468

Total non-interest income	2,787	105,207

Non-Interest Expense:
Compensation and employee benefits	32,142	30,884
Net occupancy expense	8,657	8,425
Federal deposit insurance assessment	36,000	16,330
Loss on extinguishment of debt	—	1,172,092
Other expense	14,799	12,837

Total non-interest expense	91,598	1,240,568

Income (loss) before income tax expense (benefit)	120,307	(918,960)
Income Tax Expense (Benefit)	47,320	(363,296)

Net (loss) income	$72,987	$(555,664)

Basic Earnings (Loss) Per Share	$0.15	$(1.13)

Diluted Earnings (Loss) Per Share	$0.15	$(1.13)

Weighted Average Number of Common Shares Outstanding:
Basic	495,983,174	493,843,304
Diluted	496,008,154	493,843,304

Hudson City Bancorp, Inc. and Subsidiary

Reconciliation of GAAP and Operating Earnings

(Unaudited)

Operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). However, we believe that operating earnings are an important indication of earnings from our core banking operations. Operating earnings typically exclude the effects of certain non-recurring or unusual transactions, such as the Transactions. We believe that our presentation of operating earnings provides useful supplemental information to both management and investors in evaluating the Company’s financial results.

Operating earnings should not be considered a substitute for net income, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate operating earnings differently from other companies reporting data with similar names. The following is a reconciliation of the Company’s GAAP and operating earnings for the periods presented:

	For the Three Months Ended
	March 31,		December 31,
	2012	2011	2011
	(In thousands, except share and per share amounts)

GAAP (Loss) Earnings	$72,987	$(555,664)	$(360,536)
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	—	1,172,092	728,499
Net gain on securities sales related to Restructuring Transaction (5)	—	(98,278)	—
Valuation allowance related to Lehman Brothers			3,900
Income tax effect	—	(424,479)	(313,252)

Operating earnings	72,987	93,671	58,611

Diluted GAAP (Loss) Earnings per Share	$0.15	$(1.13)	$(0.73)
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	—	2.37	1.47
Net gain on securities sales related to Restructuring Transaction (5)	—	(0.20)	—
Valuation allowance related to Lehman Brothers			0.01
Income tax effect	—	(0.85)	(0.63)

Diluted operating earnings per share	$0.15	$0.19	$0.12

Weighted average number of common shares outstanding:
Basic	495,983,174	493,843,304	495,539,810
Diluted	496,008,154	494,502,987	495,539,810

Operating Efficiency Ratio
Total non-interest expense	$91,598	$1,240,568	$820,094
Loss on extinguishment of debt	—	(1,172,092)	(728,499)
Valuation allowance related to Lehman Brothers			(3,900)

Operating non-interest expense	91,598	$68,476	$87,695

Net interest income	234,118	256,401	206,981
Total non-interest income	2,787	105,207	2,884
Net gains on securities transactions related to Restructuring Transaction (5)	—	(98,278)	—

Operating non-interest income	2,787	6,929	2,884

Total operating income	$236,905	$263,330	$209,865

Operating efficiency ratio (4)	38.66%	26.00%	41.79%
Ratio of operating earnings to average assets (1) (2)	0.65%	0.63%	0.47%
Ratio of operating earnings to average equity (1) (3)	6.33%	6.99%	4.79%

(1)	Ratios are annualized.
(2)	Calculated by dividing annualized operating earnings by average assets
(3)	Calculated by dividing annualized operating earnings by average shareholders’ equity
(4)	Calculated by dividing operating non-interest expense by total operating income
(5)	Total net securities gains amounted to $102.5 million for the three months ended December 31, 2011 and March 31, 2011 , respectively.

There were no securities gains for the three months ended March 31, 2012.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended March 31,
	2012				2011
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$28,537,843	$342,725	4.80%		$30,051,014	$382,953	5.10%
Consumer and other loans	287,685	3,383	4.70		321,407	4,148	5.16
Federal funds sold and other overnight deposits	904,295	568	0.25		1,540,837	711	0.19
Mortgage-backed securities at amortized cost	12,744,610	90,640	2.84		21,516,223	183,308	3.41
Federal Home Loan Bank stock	495,223	8,489	6.86		868,615	12,801	5.89
Investment securities, at amortized cost	402,317	2,986	2.97		3,998,704	33,602	3.36

Total interest-earning assets	43,371,973	448,791	4.14		58,296,800	617,523	4.24

Noninterest-earnings assets (4)	1,515,313				1,338,090

Total Assets	$44,887,286				$59,634,890

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$881,077	819	0.37		$860,612	1,372	0.65
Interest-bearing transaction accounts	2,006,461	3,266	0.65		2,112,630	4,146	0.80
Money market accounts	8,350,175	12,657	0.61		6,877,170	17,868	1.05
Time deposits	13,464,569	51,134	1.53		14,879,043	60,932	1.66

Total interest-bearing deposits	24,702,282	67,876	1.11		24,729,455	84,318	1.38

Repurchase agreements	6,950,000	78,182	4.52		13,687,190	139,693	4.14
Federal Home Loan Bank of New York advances	7,774,195	68,615	3.55		15,019,833	137,111	3.70

Total borrowed funds	14,724,195	146,797	4.01		28,707,023	276,804	3.91

Total interest-bearing liabilities	39,426,477	214,673	2.19		53,436,478	361,122	2.74

Noninterest-bearing liabilities:
Noninterest-bearing deposits	598,789				564,045
Other noninterest-bearing liabilities	248,758				276,891

Total noninterest-bearing liabilities	847,547				840,936

Total liabilities	40,274,024				54,277,414
Shareholders’ equity	4,613,262				5,357,476

Total Liabilities and Shareholders’ Equity	$44,887,286				$59,634,890

Net interest income/net interest rate spread (2)		$234,118	1.95			$256,401	1.50

Net interest-earning assets/net interest margin (3)	$3,945,496		2.15%		$4,860,322		1.72%

Ratio of interest-earning assets to interest-bearing liabilities			1.10	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $110.5 million and $200.2 million for the quarters ended March 31, 2012 and 2011, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Book Value Calculations

March 31, 2012
(In thousands, except share and per share amounts)

Shareholders’ equity	$4,617,509
Goodwill and other intangible assets	(154,844)

Tangible Shareholders’ equity	$4,462,665

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(213,333,580)

Shares outstanding	528,132,975
Unallocated ESOP shares	(31,511,548)
Unvested RRP shares	(4,500)
Shares in trust	(299,493)

Book value shares	496,317,434

Book value per share	$9.30

Tangible book value per share	$8.99

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at March 31, 2012

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
		(Dollars in thousands)

Held to Maturity:

Mortgage-backed securities:
FHLMC	$2,018,619	$2,146,432	$127,813
FNMA	1,082,570	1,161,587	79,017
FHLMC and FNMA CMO’s	671,557	716,497	44,940
GNMA	80,987	83,771	2,784

Total mortgage-backed securities	3,853,733	4,108,287	254,554

Investment securities:
United States GSE debt	39,011	45,312	6,301

Total investment securities	39,011	45,312	6,301

Total held to maturity	$3,892,744	$4,153,599	$260,855

Available for sale:

Mortgage-backed securities:
FHLMC	$3,389,925	$3,458,082	$68,157
FNMA	4,285,217	4,355,790	70,573
FHLMC and FNMA CMO’s	75,186	77,558	2,372
GNMA	1,117,983	1,148,332	30,349

Total mortgage-backed securities	8,868,311	9,039,762	171,451

Investment securities:
Corporate debt	307,620	311,208	3,588
Equity securities	6,813	7,400	587

Total investment securities	314,433	318,608	4,175

Total available for sale	$9,182,744	$9,358,370	$175,626

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at March 31, 2012:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
			(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$935,353	2,606	3.26%	$27,515,580	66,129	95.77%
FHA/VA	103,631	404	0.36%	720,720	3,565	2.51%
PMI	12,222	38	0.04%	175,166	564	0.61%
Construction	4,296	3	0.02%	4,669	5	0.02%
Commercial	3,121	7	0.01%	38,657	83	0.13%

Total mortgage loans	1,058,623	3,058	3.69%	28,454,792	70,346	99.04%

Home equity loans	4,962	50	0.02%	255,163	6,826	0.89%
Other loans	1,000	1	—	21,343	2,131	0.07%

Total	$1,064,585	3,109	3.71%	$28,731,298	79,303	100.00%

•	Net charge-offs amounted to $18.1 million for the first quarter of 2012.

•

Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•

Based on the valuation indices, house prices have declined in the New York metropolitan area, where 77.5% of our non-performing loans were located at March 31, 2012, by approximately 25% from the peak of the market in 2006 through January 2012 and by 34% nationwide during that period. From January 2011 to January 2012, the house price indices decreased by approximately 4% in the New York metropolitan area and 4% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•

Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.

Foreclosed real estate at March 31, 2012:

	Number	Carrying Value	Number Under Contract of Sale
		(Dollars in thousands)
Foreclosed real estate	110	$34,770	53

•

During the first three months of 2012, we sold 66 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $1.1 million for the first three months of 2012.

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
	(Dollars in thousands, except per share data)
Net interest income	$234,118	$206,981	$244,643	$272,909	$256,401
Provision for loan losses	25,000	25,000	25,000	30,000	40,000
Non-interest income	2,787	2,884	3,094	2,732	105,207
Non-interest expense:
Compensation and employee benefits	32,142	25,155	27,201	29,889	30,884
FDIC insurance assessment	36,000	37,587	33,866	33,198	16,330
Other non-interest expense	23,456	757,352	22,594	22,750	1,193,354

Total non-interest expense	91,598	820,094	83,661	85,837	1,240,568

Income (loss) before income tax expense (benefit)	120,307	(635,229)	139,076	159,804	(918,960)
Income tax expense (benefit)	47,320	(274,693)	54,873	63,796	(363,296)

Net income (loss)	$72,987	$(360,536)	$84,203	$96,008	$(555,664)

Total assets	$44,138,584	$45,355,885	$50,850,815	$51,778,639	$52,429,066
Loans, net	28,534,080	29,137,359	29,870,173	30,203,196	30,182,380
Mortgage-backed securities	12,893,495	13,285,913	14,439,298	15,380,480	15,844,937
Other securities	357,619	546,379	1,646,362	3,646,171	3,946,072
Deposits	25,121,541	25,507,760	25,421,419	25,554,601	25,461,079
Borrowings	14,175,000	15,075,000	20,225,000	21,125,000	22,025,000
Shareholders’ equity	4,617,509	4,560,440	4,979,469	4,887,959	4,728,847
Performance Data:
Return on average assets (1)	0.65%	-2.91%	0.65%	0.74%	-3.73%
Return on average equity (1)	6.33%	-29.50%	6.80%	8.00%	-41.49%
Net interest rate spread (1)	1.95%	1.51%	1.76%	1.94%	1.50%
Net interest margin (1)	2.15%	1.73%	1.97%	2.14%	1.72%
Non-interest expense to average assets (1) (4)	0.82%	6.62%	0.65%	0.67%	8.44%
Compensation and benefits to total revenue (5)	13.57%	11.99%	10.98%	10.84%	8.54%
Efficiency ratio (2)	38.66%	41.79%	33.77%	31.14%	26.00%
Dividend payout ratio	53.33%	NM	47.06%	42.11%	NM
Per Common Share Data:
Basic (loss) earnings per common share	$0.15	($0.73)	$0.17	$0.19	($1.13)
Diluted (loss) earnings per common share	$0.15	($0.73)	$0.17	$0.19	($1.13)
Book value per share (3)	$9.30	$9.20	$10.05	$9.89	$9.58
Tangible book value per share (3)	$8.99	$8.89	$9.74	$9.58	$9.26
Dividends per share	$0.08	$0.08	$0.08	$0.08	$0.15
Capital Ratios:
Equity to total assets (consolidated)	10.46%	10.05%	9.79%	9.44%	9.02%
Tier 1 leverage capital (Bank)	9.17%	8.83%	8.77%	8.44%	8.12%
Total risk-based capital (Bank)	20.39%	20.00%	21.57%	20.27%	19.66%
Other Data:
Full-time equivalent employees	1,604	1,586	1,580	1,577	1,569
Number of branch offices	135	135	135	135	135
Asset Quality Data:
Total non-performing loans	$1,064,585	$1,022,687	$948,706	$914,239	$886,530
Number of non-performing loans	3,109	2,987	2,759	2,627	2,524
Total number of loans	79,303	80,823	82,662	83,332	82,976
Total non-performing assets	$1,099,355	$1,063,306	$989,682	$952,603	$930,541
Non-performing loans to total loans	3.71%	3.48%	3.16%	3.01%	2.92%
Non-performing assets to total assets	2.49%	2.34%	1.95%	1.84%	1.77%
Allowance for loan losses	$280,713	$273,791	$268,754	$262,306	$255,283
Allowance for loan losses to non-performing loans	26.37%	26.77%	28.33%	28.69%	28.80%
Allowance for loan losses to total loans	0.98%	0.93%	0.89%	0.86%	0.84%
Provision for loan losses	$25,000	$25,000	$25,000	$30,000	$40,000
Net charge-offs	$18,078	$19,963	$18,552	$22,977	$21,290
Ratio of net charge-offs to average loans (1)	0.25%	0.27%	0.25%	0.30%	0.28%
Net losses on foreclosed real estate	$1,128	$2,552	$2,080	$2,053	$776

(1)     Ratios are annualized.

(2)     Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the March 31, 2011 and December 31, 2011 quarters, non-interest expense excludes the loss on debt extinguishments and non-interest income excludes securities gains from the Transactions. See the attached Reconciliation of GAAP and Operating Earnings for a calculation of the efficiency ratio.

(3)     See page 12 for the Book Value Calculations for book value per share and tangible book value per share.

(4) Computed by dividing non-interest expense by average assets. (5) Computed by dividing compensation and benefits by the sum of net interest income and non-interest income NM - not meaningful